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                               Ricoh Company, Ltd.
                           15-5 Minami-Aoyama 1-Chome
                            Minato-ku, Tokyo 107-8544
                                      Japan


                                                              November 29, 2000



Harris Corporation
1025 West NASA Boulevard
Melbourne, FL 32919


            Ricoh agrees that the attached letter will be executed and delivered to you on or before the consummation of the Merger referred to in such letter.

                                             Sincerely,

                                             RICOH COMPANY, LTD.


                                             By:  /s/ MASAMI TAKEIRI
                                                 -------------------------------
                                                 Name:  Masami Takeiri
                                                 Title: Managing Director and
                                                        Executive Vice President


Accepted and Agreed to on November 29, 2000

HARRIS CORPORATION


By:  /s/ DAVID S. WASSERMAN
    ---------------------------------
    Name:  David S. Wasserman
    Title: Vice President - Treasurer


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                      [Letterhead of Surviving Corporation]


                                                   November 29, 2000



Harris Corporation
1025 West NASA Boulevard
Melbourne, FL 32919

            We refer to the Agreement and Plan of Distribution, dated as of October 22, 1999, between Harris Corporation, a Delaware corporation ("Harris"), and Lanier Worldwide, Inc., a Delaware corporation ("Lanier"), pursuant to which Harris distributed approximately 90% of the stock of Lanier to its shareholders (the "Distribution Agreement"). This agreement is being made in connection with the Merger Agreement, dated November 29, 2000, among Ricoh Company, Ltd., a Japanese corporation ("Ricoh"), LW Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Ricoh ("Merger Sub"), and Lanier, relating to the merger of Merger Sub with and into Lanier.

            As of the effective date of the Merger, _________, a Delaware corporation and the surviving corporation of the Merger does hereby agree that, pursuant to Section 7.19 of the Distribution Agreement, it hereby assumes all of the liabilities, obligations and expenses assumed by Lanier under said agreement and agrees to the due and punctual performance or observance of every agreement and covenant of the Distribution Agreement on the part of Lanier to be performed or observed.

            Nothing in this letter shall relieve Lanier of its obligations under the Distribution Agreement.

            Both parties hereby agree to and accept the terms and conditions of this letter agreement and agree to be bound by the terms hereof by their execution of this letter agreement by their respective authorized representative.


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                                                   Sincerely,

                                                   ______________


                                                   By: _________________________
                                                       Name:
                                                       Title:


Accepted and Agreed to on this __th day of November, 2000.

HARRIS CORPORATION


By: _______________________________
    Name:
    Title: